Exhibit 4.4

THIS AGREEMENT AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY LIENS OR OTHER SECURITY INTERESTS SECURING SUCH RIGHTS AND OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF AUGUST 23, 2007 AMONG THE SUBORDINATED CREDITOR IDENTIFIED THEREIN, PRECISION THERAPEUTICS, INC. (THE “COMPANY”) AND GENERAL ELECTRIC CAPITAL CORPORATION (“GE CAPITAL”), TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF COMPANY TO GE CAPITAL AND LIENS AND SECURITY INTERESTS OF GE CAPITAL SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT; AND EACH HOLDER AND TRANSFEREE OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

PRECISION THERAPEUTICS, INC.

NOTE PURCHASE AGREEMENT

PRECISION THERAPEUTICS, INC.

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of the 23rd day of August, 2007 (the “Effective Date”) by and among PRECISION THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the persons and entities named on the Schedule of Purchasers attached hereto (individually, each a “Purchaser” and collectively, the “Purchasers”).

RECITAL

To provide the Company with additional resources to conduct its business, the Purchasers are willing to loan to the Company up to an aggregate amount of approximately $9,500,000 subject to the conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and each Purchaser, intending to be legally bound, hereby agree as follows:

1.	AMOUNT AND TERMS OF THE LOAN(S)

1.1 The Loan(s). Subject to the terms of this Agreement, each Purchaser agrees to lend to the Company at the Closing (as hereinafter defined) the amount set forth opposite each such Purchaser’s name on the Schedule of Purchasers attached hereto (each, a “Loan Amount” and collectively the “Total Loan Amount” or “Loan”) against the issuance and delivery by the Company of a secured convertible promissory note or notes for such amount(s), in the form attached hereto as Exhibit A (each, a “Note” and collectively, the “Notes”). Each Note shall be convertible into shares of Equity Securities as provided in such Note.

2.	THE CLOSING

2.1 Closing Date. The closing of the sale and purchase of the Notes (the “Closing”) shall be held on the Effective Date, or at such other time as the Company and a majority in interest of the Purchasers shall agree (the “Closing Date”).

2.2 Delivery. At the Closing (i) each Purchaser shall deliver to the Company a check or wire transfer funds in the amount of such Purchaser’s Loan Amount; and (ii) the Company shall issue and deliver to each Purchaser a Note in favor of such Purchaser payable in the principal amount of such Purchaser’s Loan Amount. Each Note shall be a binding obligation of the Company upon execution thereof by the Company and delivery thereof to the Purchaser

2.3 Closing Requirements. At the Closing, the Purchasers in such Closing shall have received from the Company’s Secretary a certificate having attached thereto (A) the Company’s Third Amended and Restated Certificate of Incorporation (as amended, the

1.

“Restated Charter”) as in effect at the time of the Closing, (B) the Company’s Bylaws as in effect at the time of the Closing, and (C) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants as of the Closing to each Purchaser as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any event, matter, condition or circumstance which (a) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Company; (b) would materially impair the ability of the Company or any other person to perform or observe its obligations under or in respect of the Loan Documents; or (c) affects the legality, validity, binding effect or enforceability of any of the Loan Documents.

3.2 Capitalization. The authorized capital stock of the Company immediately prior to the Closing consists of (a) 55,000,000 shares of Common Stock, $0.001 par value per share, of which 3,778,259 shares are issued and outstanding and no shares are held in the treasury of the Company; and (b) 38,579,807 shares of Preferred Stock, $0.001 par value per share, of which (i) 15,591,767 shares have been designated as Series A-1 Preferred, of which 15,591,744 shares are issued and outstanding, (ii) 4,669,858 shares have been designated as Series A-3 Preferred, all of which are issued and outstanding, and (iii) 18,318,182 shares have been designated as Series B Preferred, of which 18,181,818 shares are issued and outstanding. Immediately prior to Closing there are reserved for issuance under the Company’s 1996 and 2000 Stock Incentive Plans 9,711,174 shares of Common Stock, of which 7,040,201 shares have been awarded and are currently outstanding and 2,670,973 shares of which are available for future grant.

3.3 Corporate Power. The Company will have at the Closing Date all requisite corporate power to execute and deliver this Agreement, to issue each Note (collectively with this Agreement, the “Loan Documents”) and to carry out and perform its obligations under the terms of this Agreement and under the terms of each Note. The Company’s Board of Directors has approved the Loan Documents based upon a reasonable belief that the Loan is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

3.4 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder, including, but not limited to, the issuance and delivery of the Notes and the reservation of the

2.

equity securities issuable upon conversion of the Notes (collectively, the “Conversion Securities”) has been taken or, in the case of the issuance of Conversion Securities, will be taken prior to the issuance of such Conversion Securities. This Agreement, and the Notes, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Conversion Securities, when issued in compliance with the provisions of this Agreement, and the Notes, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

3.5 Governmental Consents. No consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, sale or issuance of the Notes and the Conversion Securities issuable upon conversion of the Notes or the consummation of any other transaction contemplated hereby, except for such filing(s) pursuant to applicable state securities laws as may be necessary, which filings will be timely effected after the Closing.

3.6 Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

3.7 Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture, agreement or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the Notes, and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under its certificate of incorporation or bylaws or of any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

3.8 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the offer, issue, and sale of the Notes and the Conversion Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.

3.9 Use of Proceeds. The Company shall use the proceeds of the Loan solely for the operations of its business, and not for any personal, family or household purpose or for repayment of any debt owed to any officer, director or employee.

3.10 No Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement, the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could result, either individually or in the aggregate, in any Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.11 Financial Information; Projections; Material Liabilities. The Company has delivered to each Purchaser a complete and accurate copy of the (a) unaudited balance sheet of the Company at June 30, 2007 (the “Balance Sheet Date”), and (b) the related unaudited statements of operations and cash flows for the six month period ending June 30, 2007 (together with the balance sheet, the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company, present fairly, in all material respects, and accurately reflect the Company’s financial condition and results of operations of the Company, at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except for the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate are not expected to be material. Since the Balance Sheet Date, there has not been (x) any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not resulted in, either individually or in the aggregate, a Material Adverse Effect; or (y) any waiver or compromise by the Company of a valuable right or of a material debt or amount owed to the Company.

3.12 Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Financial Statements, except those disposed of since the date thereof in the ordinary course of business, and none such properties or assets is subject to any security interest, lien or other similar encumbrance, except for the first priority security interest granted to General Electric Capital Corporation. All facilities, equipment, fixtures, and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

3.13 Tax Matters. The Company has filed all federal and other material tax returns and reports required to be filed, has made timely remittance of all material amounts as required by any governmental agency or authority and has paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Company has not received any notice of any proposed tax assessment that would, if made, have a Material Adverse Effect.

4.

3.14 Insurance. All policies of insurance in effect of any kind or nature owned by or issued to the Company, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, property and liability insurance, (a) are, together with all policies of employee health and welfare and title insurance, if any, in full force and effect, and (b) are of a nature and provide such coverage, including through self-insurance, retentions and deductibles, as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

3.15 No Joint Ventures, Partnerships or Subsidiaries. As of the date hereof, (a) the Company is not engaged in any joint venture or partnership with any other person or entity, and (b) the Company has no subsidiaries.

3.16 Licenses and Intellectual Property Rights. The Company owns, or possesses all rights needed to use, all licenses, patents, trademarks, trade names, service marks, copyrights, and other intellectual property rights, free from burdensome restrictions necessary to enable it to conduct its business as it is currently conducted and currently proposed to be conducted. The Company has not infringed, violated, or misappropriated any intellectual property rights of any person or entity. The products and services that the Company markets, distributes or provides to its customers do not infringe or violate, or constitute a misappropriation of, any intellectual property rights of any person or entity, and neither the marketing, distribution, provision or use of the products or services currently under development by the Company will, when commercially released by the Company, infringe or violate, or constitute a misappropriation of, any intellectual property rights of any person or entity. To the knowledge of the Company, no person or entity is infringing, violating or misappropriating any of the intellectual property owned, or purported to be owned or exclusively licensed, by the Company.

3.17 Disclosure. None of the representations or warranties made by the Company herein as of the date of such representations and warranties, and none of the statements contained in any other information with respect to the Company and its properties and assets, including each exhibit or report, furnished by or on behalf of the Company to the Purchasers in connection herewith, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

4.1 Purchase for Own Account. Each Purchaser represents that it is acquiring the Notes and the Conversion Securities (collectively, the “Securities”) solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

5.

4.2 Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 3, each Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3 Ability to Bear Economic Risk. Each Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.4 Conversion Securities Not Registered. Each Purchaser understands and acknowledges that upon conversion of the Notes the Conversion Securities will not be registered under the Act, and there can be no assurance that such Conversion Securities will ever be so registered.

4.5 Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144, except in unusual circumstances.

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) or member (or retired member) of such Purchaser in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any partner (or retired partner), member (or retired member) or spouse or lineal descendants or ancestors thereof, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

4.6 Accredited Investor Status. Each Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

6.

5.	FURTHER AGREEMENTS

5.1 Market Standoff Agreement. No Purchaser shall sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities, including without limitation the Notes and the Conversion Securities) of the Company held by such Purchaser, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act. Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 5.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5.2 Further Assurances. Each party hereto agrees and covenants that at any time and from time to time it will promptly execute and deliver to the such other parties such further instruments and documents and take such further actions as are reasonably requested by any other party in order to carry out the full intent and purpose of this Agreement and the other Loan Documents and to comply with state or federal securities laws or other regulatory approvals.

5.3 Independent Nature of Purchasers. The obligations of each Purchaser under any Loan Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Loan Document. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder. Except as otherwise provided in any Loan Document, each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Loan Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

5.4 Registration Rights. The Company and the Purchasers hereby agree that the Company’s Third Amended and Restated Investor Rights Agreement, dated as of February 16, 2006, is hereby amended in the manner set forth on Exhibit B hereto.

5.5 Grant of Security Interest. The Company grants to the Purchasers a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by the Company of each of its covenants and duties under each of the Loan Documents.

(a) The Purchasers’ security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, whereupon such security interest shall terminate. The Purchasers shall, at the Company’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 5.5, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

7.

(b) The Collateral is and shall remain in the possession of the Company at its principal place of business. The Company shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by the GE Capital or Purchasers for perfection of its security interest therein) and so long as no Event of Default (as defined in the Notes) has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

(c) The Company shall from time to time execute and deliver to the Purchasers, at the request of the Purchasers, all financing statements and other documents the Purchasers may reasonably request, in form satisfactory to the Purchasers, to perfect and continue the Purchasers’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

(d) The Purchasers (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during the Company’s usual business hours, to inspect the Company’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify the Company’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided that such inspections shall occur no more often than twice per calendar year, unless an Event of Default has occurred and is continuing.

(e) Subject to the Subordination Agreement, upon and during an Event of Default (as defined in the Notes) and upon the election of Purchasers then holding at least a majority of the outstanding principal of the Total Loan Amount then outstanding, the Purchasers may exercise, in addition to all other rights and remedies granted to it under this Agreement and the Note, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Company expressly agrees that in any such event the Purchasers may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at the Purchasers’ offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent the Company has the right to do so and subject to the Subordination Agreement, the Company authorizes the Purchasers, on the terms set forth in this Section 5.5 to enter the premises where the Collateral is located, to take possession of the Collateral, or any part of it, and to pay, purchase, contact, or compromise any encumbrance, charge, or lien which, in the opinion of the Purchasers, appears to be prior or superior to the Purchasers’ security interest. The Purchasers shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold. The Company further agrees, at the Purchasers’ request, to assemble its Collateral and make it available to the Purchasers at places which the Purchasers shall reasonably select, whether at the Company’s premises or elsewhere. The Purchasers shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided below and only after so paying over such net

8.

proceeds and after the payment by the Purchasers of any other amount required by any provision of law, need the Purchasers account for the surplus, if any, to the Company. The Company agrees that the Purchasers need not give more than twenty (20) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of its Collateral are insufficient to pay all amounts to which the Purchasers is entitled from the Company. The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed to the Purchasers, and upon payment in full of the Obligations, to the Company or its representatives, in accordance with the Code or as a court of competent jurisdiction may direct.

(f) The security interest granted hereunder and the Purchasers’ rights and remedies hereunder are expressly subordinated to the security interests and rights and remedies with respect to the Collateral held by General Electric Capital Corporation the (“Senior Creditor”), whether now existing or hereafter arising. Notwithstanding anything contained herein to the contrary, while the Company owes any amounts to the Senior Creditor, the Purchasers shall not exercise any rights or remedies with respect to any of the Collateral.

5.6 Definitions.

(a) “Code” means the Uniform Commercial Code as adopted and in effect in the State of Pennsylvania, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Pennsylvania, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

(b) The “Collateral” shall mean and include all right, title, interest, claims and demands of the Company in and to all personal property of the Company, including without limitation, all of the following:

(i) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(ii) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of the Company’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and the Company’s books relating to any of the foregoing;

9.

(iii) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(iv) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company (subject, in each case, to the contractual rights of third parties to require funds received by the Company to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Company and the Company’s books relating to any of the foregoing;

(v) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and the Company’s books relating to the foregoing;

(vi) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

(vii) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property or claims for damages by way of any past, present or future infringement of any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of the Purchasers’ security interest in the Rights to Payment.

(c) “Intellectual Property” means all of the Company’s right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), licenses, inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by the

10.

Company and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

(d) “Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by the Company to the Purchasers of any kind and description under the Loan Documents whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

6.	MISCELLANEOUS

6.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 2516 Jane Street, Pittsburgh, Pennsylvania 15203, and to a Purchaser at the address(es) set forth on the Schedule of Purchasers attached hereto or at such other address(es) as the Company or a Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

6.6 Modification; Waiver. Subject to the Subordination Agreement, no modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchasers holding at least a majority of the outstanding principal of the Total Loan Amount then outstanding. Any provision of the Notes may be amended or waived by the written consent of the Company and the holders of a majority of the outstanding principal amount of the Total Loan Amount then outstanding, provided that any such waiver or amendment shall apply equally to all holders of the Notes.

11.

6.7 Expenses. The Company and each Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein, except that the Company shall pay the reasonable legal fees and expenses of Pepper Hamilton LLP in its capacity as counsel for the Purchasers, not to exceed Five Thousand Dollars ($5,000).

6.8 Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward Kronish LLP (“Cooley Godward”), outside counsel to the Company, has in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Note Financing”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Note Financing. The applicable rules of professional conduct require that Cooley Godward inform the parties hereunder of this representation and obtain their consent. Cooley Godward has served as outside counsel to the Company and has negotiated the terms of the Note Financing solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Note Financing, Cooley Godward has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Cooley Godward’s representation of the Company in the Note Financing.

6.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to each Purchaser, upon any breach or default of the Company under this Agreement or any Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by any Purchaser of any breach or default under this Agreement, or any waiver by any Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

6.10 Entire Agreement. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein or therein.

6.11 Subordination. Notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement is subject to the provisions set forth in Subordination Agreement, a form of which is attached hereto as Exhibit C. The Purchaser hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Purchaser will be deemed to be a “Subordinated Creditor” under the Subordination and Intercreditor Agreement and shall have all of the obligations of a Subordinated Creditor thereunder as if it had executed the Subordination and Intercreditor Agreement. The Purchaser hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the

12.

Subordination and Intercreditor Agreement. In addition, to the extent not delivered to the Company at the Closing, the Purchaser agrees to deliver a fully executed signature page to the Subordination Agreement to the Company within 15 days of the Closing, and the Company hereby agrees to use its commercially reasonable efforts to secure such signatures in accordance with this Section 6.11.

[Signature Pages Follow]

13.

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the date first written above.

COMPANY:

PRECISION THERAPEUTICS, INC.

(Signature):	/s/ Sharon Kim
Name:	Sharon Kim
Title:	VP, Business Development

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the date first written above.

PURCHASER:

My subscription amount is:

By:	$

(Signature):

Name:

Title:

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

SCHEDULES AND EXHIBITS

Schedule of Purchasers

Exhibit A: Form of Convertible Promissory Note

Exhibit B: Amendment to Third Amended and Restated Investor Rights Agreement

Exhibit C: Subordination and Intercreditor Agreement

SCHEDULE OF PURCHASERS

2001 Irrevocable Trust for William C. Hulley, William C. Hulley, Trustee	$50,600.00
Adams Capital Management III, L.P.	$3,000,000.00
BioAdvance Ventures, LP	$350,000.00
Birchmere Ventures II LP	$1,000,000.00
BoldCap Ventures LLC	$43,000.00
CEO Venture Fund III	$25,000.00
Draper Triangle Ventures, LP	$200,000.00
Future Fund, Inc	$270,000.00
Glausser, Gary G. and Mary Frances	$15,000.00
Janney Montgomery Scott LLC	$16,735.00
Kornblith, Nicholas	$6,209.00
Newlin, William R.	$250,000.00
Patton, G. Richard	$8,104.00
Quaker BioVentures LP	$2,700,539.00
Quaker BioVentures Tobacco Fund, LP	$450,000.00
Robinson, Stephen G.	$48,411.00
Sebastian, Sean D.S.	$15,000.00
Simmons, Richard	$250,000.00
TVM V Life Science Ventures GmbH & Co. KG	$850,000.00
Total	$9,548,598.00

Exhibit A

Form of Convertible Promissory Note

[separately filed]

Exhibit B

Amendment to Third Amended and Restated Investor Rights Agreement

[separately filed]

Exhibit C

Subordination and Intercreditor Agreement

SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of August 23, 2007, by and among the parties set forth on Exhibit A hereto (collectively, the “Subordinated Creditor”), PRECISION THERAPEUTICS, INC., a Delaware corporation (the “Company”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, (“GE Capital”).

RECITALS

A. Company has made in favor of GE Capital those certain Promissory Notes (as amended, supplemented, replaced or modified in accordance with the terms hereof, the “Senior Notes”) as further described in that certain Master Security Agreement dated as of December 29, 2006 by and among GE Capital and Company (as amended, supplemented, replaced or modified in accordance with the terms hereof, the “Senior Security Agreement”) pursuant to which GE Capital has made and may make certain loans from time to time to Company on the terms and conditions set forth therein. All of the Company's obligations to GE Capital under the Senior Debt Documents (as hereinafter defined) are secured by first-priority liens on and security interests in substantially all of the now existing and hereafter acquired personal property of the Company and the products and proceeds thereof (collectively, the “Collateral”).

B. Subordinated Creditor is extending loans (the “NPA Loans”) to the Company under that certain Note Purchase Agreement dated as of the date hereof by and among the Company, the Subordinated Creditors and the other purchasers signatory thereto from time to time (as amended, supplemented or modified in accordance with the terms hereof, the “Note Purchase Agreement”) as evidenced by those certain Secured Convertible Promissory Notes of even date herewith in the aggregate principal amount of approximately $9,500,000 (collectively, as amended, supplemented, replaced or modified in accordance with the terms hereof, the “Subordinated Notes”). All of the Company's obligations evidenced by the Subordinated Debt Documents are secured by second-priority liens on and security interests in the Collateral.

C. As an inducement for GE Capital to continue its loans to Company and as one of the conditions precedent to GE Capital’s entering into that certain Consent dated the date hereof whereby GE Capital consents to the NPA Loans and the Company entering into the Note Purchase Agreement, the Subordinated Notes and the documents executed in connection therewith, GE Capital has required the execution and delivery of this Agreement by Subordinated Creditor and the Company in order to set forth the relative rights and priorities of GE Capital and Subordinated Creditor under the Senior Debt Documents and the Subordinated Debt Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the above and the premises, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Definitions. The following terms shall have the following meanings in this Agreement:

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Distribution” means, with respect to any indebtedness, obligation or security, (a) any payment or distribution by any Person of cash, securities or other property, including, without limitation, by the application of proceeds from the disposition of Collateral, by set-off or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

“Enforcement Action” shall mean (a) to take from or for the account of the Company or any guarantor of the Subordinated Debt, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Company or any such guarantor with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company or any such guarantor (including any initiation of any Proceeding against Company or such guarantor) to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, (c) to accelerate the Subordinated Debt, (d) to sell, license, lease, or otherwise dispose of all or any portion of the collateral, by private or public sale, other disposition or any other means permissible under applicable law, (e) to exercise any put option or to cause the Company or any such guarantor to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document, (f) to notify account debtors or directly collect accounts receivable or other payment rights of the Company or any such guarantor the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, (g) to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, (h) to exercise of any other right relating to the Collateral (including the exercise of any voting rights relating to any capital stock and including any right of recoupment or set-off) or (i) to take any action under the provisions of any state or federal law, including, without limitation, the Bankruptcy Code and the Uniform Commercial Code, or under any contract or agreement, to enforce, set-off against, foreclose upon, take possession of or sell or otherwise dispose of any property or assets of the Company or any such guarantor including the Collateral.

2

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Refinancing Senior Debt Documents” shall mean any financing documentation which replaces any Senior Debt Documents and pursuant to which the Senior Debt or any portion thereof is refinanced, as such financing documentation may be amended, supplemented or otherwise modified from time to time in compliance with this Agreement.

“Senior Debt” shall mean all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to GE Capital under the Senior Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest, prepayment premiums and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is allowed or allowable in whole or in part in any such Proceeding. Senior Debt shall be considered to be outstanding whenever any loan or loan commitment under any Senior Debt Document is outstanding.

“Senior Debt Documents” shall mean collectively, the Senior Notes, the Senior Security Agreement and all other “Debt Documents” as defined in the Senior Security Agreement and, after any refinancing of the Senior Debt, the Refinancing Senior Debt Documents, all as amended, supplemented, replaced or modified in accordance with the terms hereof.

“Subordinated Creditor Representative” shall mean Quaker BioVentures.

“Subordinated Debt” shall mean all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to Senior Creditor or any of them under the Subordinated Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or

3

after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is allowed or allowable in whole or in part in any such Proceeding.

“Subordinated Debt Documents” shall mean the Note Purchase Agreement, the Subordinated Notes, any guaranty with respect to the Subordinated Debt, any security agreement or other collateral document securing the Subordinated Debt and all other documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Subordinated Debt, all as amended, supplemented, replaced or modified in accordance with the terms hereof.

“Subordination Termination Date” shall mean the date that is that is ninety-one (91) days after all outstanding Senior Debt is paid in full in cash or cash equivalents and GE Capital and all other lenders under the Senior Debt Documents have no further obligation to make loans or provide any other financial accommodations to Company.

2. Subordination.

2.1 Subordination of Subordinated Debt to Senior Debt. The Company covenants and agrees, and Subordinated Creditor by its acceptance of the Note Purchase Agreement and the Subordinated Notes (whether upon original issue or upon transfer or assignment) likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of all Senior Debt. Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement.

2.2 Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving the Company:

(a) The Company shall not make and Subordinated Creditor shall not receive from any Person any Distribution, whether in cash, securities or other property, on account of any Subordinated Debt prior to the Subordination Termination Date.

(b) Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered directly to GE Capital (to be held and/or applied by GE Capital in accordance with the terms of the Senior Debt Documents) until the Subordination Termination Date. Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator,

4

custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to GE Capital. Subordinated Creditor also irrevocably authorizes and empowers GE Capital, in the name of Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions and other amounts owing under the Subordinated Debt Documents.

(c) Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt.

(d) Subordinated Creditor agrees that GE Capital may consent to the use of cash collateral or provide financing (including debtor-in-possession financing) to the Company on such terms and conditions and in such amounts as GE Capital, in its sole discretion, may decide and, in connection therewith, the Company may grant to GE Capital and any other lenders under the Senior Debt Documents liens and security interests upon all of the property of the Company, which liens and security interests (i) shall secure payment of all Senior Debt (whether such Senior Debt arose prior to the commencement of any Proceeding or at any time thereafter) and all other financing provided by GE Capital during such Proceeding and (ii) shall be superior in priority to the liens and security interests in favor of Subordinated Creditor on the property of the Company. Subordinated Creditor agrees that it will not object to or oppose a sale or other disposition of any property securing all of any part of the Senior Debt free and clear of security interests, liens or other claims of Subordinated Creditor under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if GE Capital has consented to such sale or disposition. Subordinated Creditor agrees not to assert any right it may have to “adequate protection” of Subordinated Creditor’s interest in any Collateral in any Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to any Collateral without the prior written consent of GE Capital. Subordinated Creditor waives any claim it may now or hereafter have arising out of GE Capital’s election, in any Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by Borrower, as debtor in possession. Subordinated Creditor further agrees that it will not seek to participate or participate on any creditor’s committee without GE Capital’s prior written consent.

(e) Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by GE Capital in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints GE Capital its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of Subordinated Creditor promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim and (ii) vote the full amount of such claim in any such Proceeding; provided GE Capital shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim or claim in GE Capital’s sole discretion. In the event that GE Capital votes any claim in accordance with the authority granted hereby, Subordinated Creditor shall not be entitled to change or withdraw such vote.

5

(f) The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of GE Capital and Subordinated Creditor even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated, or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

2.3 Subordinated Debt Payment Restrictions. Notwithstanding the terms of the Subordinated Debt Documents, the Company hereby agrees that it may not make, and Subordinated Creditor hereby agrees that it will not accept from any Person, any Distribution, whether in cash, securities or other property, with respect to the Subordinated Debt until the Subordination Termination Date.

2.4 Subordinated Debt Blockage Provisions. Until the Subordination Termination Date, Subordinated Creditor shall not, without the prior written consent of GE Capital, take any Enforcement Action with respect to the Subordinated Debt. Notwithstanding anything to the contrary in this Agreement, if the Senior Debt is accelerated, the Subordinated Creditor may declare the Subordinated Debt accelerated, and may file a proof of claim. Any Distributions or other proceeds of any Enforcement Action obtained by Subordinated Creditor in violation of the foregoing prohibition shall in any event be held in trust by it for the benefit of GE Capital and promptly paid or delivered to GE Capital in the form received until the Subordination Termination Date.

2.5 Incorrect Payments and Payover. Until the Subordination Termination Date, if any Distribution on account of the Subordinated Debt not permitted to be made by the Company or accepted from any Person by Subordinated Creditor under this Agreement is made and received by Subordinated Creditor, such Distribution shall not be commingled with any of the assets of Subordinated Creditor, shall be held in trust by Subordinated Creditor for the benefit of GE Capital and shall be promptly paid over to GE Capital for application (in accordance with the Senior Debt Documents) to the payment of the Senior Debt then remaining unpaid.

2.6 Subordination of Liens and Security Interests; Agreement Not to Contest; Agreement to Release Liens; Acknowledgement of Liens.

(a) Until the Subordination Termination Date, all liens and security interests of Subordinated Creditor in the Collateral shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of GE Capital in the Collateral, regardless of the validity, enforceability, avoidance, dispute, unperfection, or the time, method, manner or order of the grant, attachment, filing or perfection of any

6

such liens and security interests, any provision or the Uniform Commercial Code, the Bankruptcy Code, any Senior Debt Document or any Subordinated Debt Document or any other circumstance whatsoever. Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of GE Capital in the Collateral securing the Senior Debt. In the event that GE Capital releases or agrees to release any of its liens or security interests in the Collateral in connection with the sale or other disposition thereof or any of the Collateral is sold or retained pursuant to a foreclosure or similar action, Subordinated Creditor agrees that its liens or security interests in such Collateral shall automatically be released, and Subordinated Creditor shall (or shall cause its agent) to promptly execute and deliver to GE Capital or authorize GE Capital to file such termination statements and releases as GE Capital shall reasonably request to effect the release of the liens and security interests of Subordinated Creditor in such Collateral. In furtherance of the foregoing, Subordinated Creditor hereby irrevocably appoints GE Capital its attorney-in-fact, with full authority in the place and stead of Subordinated Creditor and in the name of Subordinated Creditor or otherwise, to execute and deliver any document or instrument which Subordinated Creditor may be required to deliver pursuant to this subsection 2.6.

(b) The Subordinated Creditor acknowledges and agrees that GE Capital has been granted liens upon and security interests in all of the property of the Company upon and in which the Subordinated Creditor has been granted liens and security interests and the Subordinated Creditor hereby consents thereto. The Subordinated Creditor agrees that it shall not obtain a lien on or security interest in any property of the Company, including without limitation any intellectual property, to secure all or any portion of the Subordinated Debt unless concurrently therewith, GE Capital obtains a first priority lien on and security interest in such asset or collateral and the parties hereby agree that all such liens and security interests are and will be subject to this Agreement. The Subordinated Creditor agrees that it shall not obtain any control agreement with respect to any deposit account, securities account or other property of the Company without the prior written consent of GE Capital. GE Capital, acknowledges and agrees that the Subordinated Creditor has been granted liens upon and security interests in all of the property upon and in which GE Capital has been granted liens and security interests and GE Capital hereby consents thereto. The subordination of liens, security interests and claims by the Subordinated Creditor in favor of GE Capital shall not be deemed to subordinate the Subordinated Creditor’s liens, security interests, or claims to the liens, security interests or claims of any other Person that is not a holder of Senior Debt.

2.7 Application of Proceeds from Sale or other Disposition of the Collateral. Until the Subordination Termination Date, in the event of any sale, transfer, lease, license or other disposition (including a casualty loss or taking through eminent domain) of the Collateral or of any intellectual property of the Company, the proceeds resulting therefrom (including proceeds from insurance or any other Enforcement Action) shall be applied in accordance with the terms of the Senior Debt Documents or as otherwise consented to by GE Capital.

7

2.8 Sale, Transfer or other Disposition of Subordinated Debt.

(a) Subordinated Creditor shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt Document.

(b) Notwithstanding the foregoing, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt in violation of the foregoing prohibition, and the terms of this Agreement shall be binding upon the successors and assigns of Subordinated Creditor, as provided in Section 10 hereof.

2.9 Legends. Until the termination of this Agreement in accordance with Section 16 hereof, Subordinated Creditor will cause to be clearly, conspicuously and prominently inserted on the face of the Subordinated Notes and any other Subordinated Debt Document, as well as any renewals or replacements thereof, the following legend:

“This instrument and the indebtedness, rights and obligations evidenced hereby and any liens or other security interests securing such rights and obligations are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated as of August 23, 2007 among the Subordinated Creditor identified therein, Precision Therapeutics, Inc. (the “Company”) and General Electric Capital Corporation (“GE Capital”), to certain indebtedness, rights, and obligations of Company to GE Capital and liens and security interests of GE Capital securing the same all as described in the Subordination Agreement; and each holder and transferee of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.”

3. Modifications.

3.1 Modifications to Senior Debt Documents. GE Capital may at any time and from time to time without the consent of or notice to Subordinated Creditor, without incurring liability to Subordinated Creditor and without impairing or releasing the obligations of Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any Senior Debt Document, including without limitation to increase the Senior Debt.

3.2 Modifications to Subordinated Debt Documents. Until the Subordination Termination Date, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, neither Company nor Subordinated Creditor shall, without the prior written consent of GE Capital, agree to any amendment, modification or supplement to the Subordinated Debt Documents.

8

4. Waiver of Certain Rights by Subordinated Creditor.

4.1 Notice. To the fullest extent permitted by applicable law, Subordinated Creditor hereby waives any right to receive the following notices from GE Capital: (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Senior Debt Documents, or the creation or existence of any Senior Debt; (c) notice of the amount of the Senior Debt; (d) notice of any adverse change in the financial condition of Company or any account debtor or of any other fact that might increase Subordinated Creditor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Senior Debt Documents; (f) notice of any default or event of default under the Senior Debt Documents or otherwise relating to the Senior Debt; (g) all other notices (except if such notice is specifically required to be given to Subordinated Creditor under this Agreement) and demands to which Subordinated Creditor might otherwise be entitled. Notwithstanding anything to the contrary, Subordinated Creditor is not waiving, and shall not be deemed to have waived, any rights that Subordinated Creditor has as a stockholder of the Company, including any voting, consent or information rights. Moreover, nothing contained herein shall be deemed to be a waiver of, and the Subordinated Creditor is not waiving, any notice obligations that the Company has to the Subordinated Creditor.

4.2 Marshaling. Subordinated Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require GE Capital to marshal any property of the Company or any guarantor of the Senior Debt for the benefit of Subordinated Creditor.

4.3 Rights Relating to GE Capital’s Actions with respect to the Collateral.

(a) Subordinated Creditor hereby waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing GE Capital from taking, or refraining from taking, any action with respect to all or any part of the Collateral. Without limitation of the foregoing, Subordinated Creditor hereby agrees (a) that it has no right to direct or object to the manner in which GE Capital apply the proceeds of the Collateral resulting from the exercise by GE Capital of rights and remedies under the Senior Debt Documents to the Senior Debt and (b) that GE Capital has not assumed any obligation to act as the agent for Subordinated Creditor with respect to the Collateral. GE Capital shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral until Subordination Termination Date. In exercising rights and remedies with respect to the Collateral, GE Capital may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, against such Persons and all in such order and in such manner as it or they may determine in the exercise of its sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial

9

Code of any applicable jurisdiction. In conducting any public or private sale under the Uniform Commercial Code, GE Capital shall give the Subordinated Creditor Representative such notice of such sale as may be required by the applicable Uniform Commercial Code; provided, however, that 10 days’ notice shall be deemed to be commercially reasonable notice. The Subordinated Creditor agrees that neither GE Capital nor any other holder of Senior Debt shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or any part or proceeds thereof conducted in accordance with applicable law.

(b) None of GE Capital or any other holder of Senior Debt or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any proceeds thereof or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or proceeds thereof. If GE Capital should act upon, omit to act upon, or exercise any of its contractual rights or remedies under the Senior Debt Documents (subject to the express terms and conditions hereof), GE Capital shall not have any liability whatsoever to the Subordinated Creditor as a result of such action, omission, or exercise.

4.4 Additional Rights of GE Capital. GE Capital will be entitled to manage and supervise its loans and extensions of credit under the Senior Debt Documents as GE Capital may, in its sole discretion, deem appropriate, and GE Capital and each other holder of Senior Debt may manage their loans and extensions of credit without regard to any rights or interests that the Subordinated Creditor may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. GE Capital and each holder of Senior Debt may, from time to time, enter into agreements and settlements with the Company or other parties to the Senior Debt Documents as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including substituting Collateral and releasing any lien.

4.5 Additional Defenses. To the fullest extent permitted by applicable law, Subordinated Creditor hereby waives: (a) any rights to assert against GE Capital or any other holder of Senior Debt any defense (legal or equitable), set-off, counterclaim, or claim which Subordinated Creditor may now or at any time hereafter have against Company, any other holder of Senior Debt, any other party liable to GE Capital, or any Person constituting Subordinated Creditor; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Debt, any Subordinated Debt or any security for either; (c) any defense arising by reason of any claim or defense based upon an election of remedies by GE Capital or any other holder of Senior Debt; and (d) the benefit of any statute of limitations affecting the obligations of Subordinated Creditor hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Senior Debt shall similarly operate to defer or delay the operation of such statute of limitations applicable to such obligations of the Subordinated Creditor hereunder.

10

5. Representations and Warranties.

5.1 Representations and Warranties of Subordinated Creditor. Each Person comprising the Subordinated Creditor hereby represents and warrants to GE Capital that as of the date hereof: (a) to the extent that such Subordinated Creditor is not a natural Person, such Person is a entity duly formed and validly existing under the laws of the jurisdiction of their formation; (b) such Person has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by such Person will not violate or conflict with the organizational documents of such Person, any material agreement binding upon such Person or any law, regulation or order or require any consent or approval which has not been obtained; (d) this Agreement is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles; and (e) such Person is the sole owner, beneficially and of record, of its pro rata share of the Subordinated Debt Documents and the Subordinated Debt.

5.2 Representations and Warranties of GE Capital. GE Capital hereby represents and warrants to Subordinated Creditor that as of the date hereof: (a) GE Capital is a corporation duly formed and validly existing under the laws of the State of Delaware; (b) GE Capital has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by GE Capital will not violate or conflict with the organizational documents of GE Capital, any material agreement binding upon GE Capital or any law, regulation or order or require any consent or approval which has not been obtained; and (d) this Agreement is the legal, valid and binding obligation of GE Capital, enforceable against GE Capital in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles.

6. Subrogation. On and after the Subordination Termination Date, Subordinated Creditor shall be subrogated to the rights of GE Capital to receive Distributions with respect to the Senior Debt until the Subordinated Debt is paid in full. Subordinated Creditor agrees that in the event that all or any part of a payment made with respect to the Senior Debt is recovered from the holders of the Senior Debt in a Proceeding or otherwise, any Distribution received by Subordinated Creditor with respect to the Subordinated Debt at any time after the date of the payment that is so recovered, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by Subordinated Creditor in trust as property of the holders of the Senior Debt and Subordinated Creditor shall forthwith deliver the same to GE Capital for application to the Senior Debt until the Subordination

11

Termination Date. A Distribution made pursuant to this Agreement to GE Capital which otherwise would have been made to Subordinated Creditor is not, as between the Company and Subordinated Creditor, a payment by the Company to or on account of the Senior Debt. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, SUBORDINATED CREDITOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY GE CAPITAL OR ANY OTHER HOLDER OF SENIOR DEBT, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED SUBORDINATED CREDITOR’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST ANY OBLIGOR BY THE OPERATION OF ANY APPLICABLE LAW.

7. Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by GE Capital and Subordinated Creditor, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

8. Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

9. Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or registered or certified United States mail, return receipt requested, and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (New York time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by United States mail, four business days after deposit in the United States mail, postage prepaid and properly addressed.

12

Notices shall be addressed as follows:

If to any Person comprising Subordinated Creditor,

to the Subordinated Creditor Representative:

Quaker Bio Ventures

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Attention: Richard Kollender

Telecopy: (215)988-6801

With a copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

Attention: Christopher S. Miller, Esq.

Telecopy: (610)640-7835

If to the Company:

PRECISION THERAPEUTICS, INC.

2516 Jane Street

Pittsburgh, PA 15203

Attention: Sharon Kim

Telecopy: (412) 481-1597

With a copy to:

Cooley Godward Kronish, LLP

11951 Freedom Drive

Reston, VA 20190

Attention: Christian E. Plaza, Esq.

Telecopy: (703) 456-8100

13

If to GE Capital:

GENERAL ELECTRIC CAPITAL CORPORATION

c/o GE Healthcare Financial Services, Inc., LSF

83 Wooster Heights Road, Fifth Floor

Danbury, Connecticut 06810

Attention: Senior Vice President of Risk

Telecopy: (203) 205-2192

With a copy to:

GENERAL ELECTRIC CAPITAL CORPORATION

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: General Counsel

Telecopy: (301) 664-9866

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 9.

10. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of GE Capital, Subordinated Creditor and the Company. To the extent permitted under the Senior Debt Documents, GE Capital and any other lenders thereunder may, from time to time, without notice to Subordinated Creditor, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

11. Relative Rights; No Third Party Beneficiary. This Agreement shall define the relative rights of GE Capital and Subordinated Creditor. Nothing in this Agreement shall (a) impair, as among the Company, GE Capital and as between the Company and Subordinated Creditor, the obligation of the Company with respect to the payment of the Senior Debt and the Subordinated Debt in accordance with their respective terms or (b) affect the relative rights of GE Capital or Subordinated Creditor with respect to any other creditors of the Company. This Agreement is solely for the benefit of GE Capital and Subordinated Creditor, and their respective successors and assigns, and neither Company nor any other Persons are intended to be a third party beneficiary hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement.

14

12. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

13. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement.

15. Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

16. Continuation of Subordination; Termination of Agreement. This Agreement shall remain in full force and effect and the provisions of this Agreement shall continue to govern the relative rights and priorities of GE Capital and Subordinated Creditor even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated, or disallowed, until the Subordination Termination Date after which this Agreement shall terminate without further action on the part of the parties hereto. This Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

17. Applicable Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

18. CONSENT TO JURISDICTION. EACH OF SUBORDINATED CREDITOR AND THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO GE CAPITAL’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF SUBORDINATED CREDITOR AND THE COMPANY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES

15

ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF SUBORDINATED CREDITOR AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUBORDINATED CREDITOR AND THE COMPANY AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF SUBORDINATED CREDITOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF SUBORDINATED CREDITOR OR THE COMPANY, AS APPLICABLE, FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). EACH OF SUBORDINATED CREDITOR AND THE COMPANY AGREES THAT GE CAPITAL’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION. EACH OF SUBORDINATED CREDITOR AND THE COMPANY IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY GE CAPITAL, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

19. WAIVER OF JURY TRIAL. SUBORDINATED CREDITOR, THE COMPANY AND GE CAPITAL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE SUBORDINATED DEBT DOCUMENTS OR ANY OF THE SENIOR DEBT DOCUMENTS. EACH OF SUBORDINATED CREDITOR, THE COMPANY AND GE CAPITAL ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE SENIOR DEBT DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF SUBORDINATED CREDITOR, THE COMPANY AND GE CAPITAL WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(Signature page follows)

16

IN WITNESS WHEREOF, Subordinated Creditor, the Company and GE Capital have caused this Agreement to be executed as of the date first above written.

PRECISION THERAPEUTICS, INC., a Delaware corporation, as Company

By:	/s/ Sharon Kim
Its:	VP, Bus. Development

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as GE Capital

By:	/s/ Scott R. Towers
Its	Duly Authorized Signatory

IN WITNESS WHEREOF, Subordinated Creditor, the Company and GE Capital have caused this Agreement to be executed as of the date first above written.

a	, as
Subordinated Creditor

By:
Its:

18

Subordinated Creditors

2001 Irrevocable Trust for William C. Hulley, William C. Hulley, Trustee

Adams Capital Management III, L.P.

BioAdvance Ventures, LP

Birchmere Ventures II LP

BoldCap Ventures LLC

CEO Venture Fund III

Draper Triangle Ventures, LP

Future Fund, Inc

Glausser, Gary G. and Mary Frances

Janney Montgomery Scott LLC

Kornblith, Nicholas

Newlin, William R.

Patton, G. Richard

Quaker BioVentures LP

Quaker BioVentures Tobacco Fund, LP

Robinson, Stephen G.

Sebastian, Sean D.S.

Simmons, Richard

TVM V Life Science Ventures GmbH & Co. KG